Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2016 THIRD QUARTER RESULTS

•	GAAP diluted EPS was $0.72, including $0.07 of discrete tax benefits. Adjusted diluted EPS of $0.65 was 18.2% higher than prior year diluted EPS of $0.55.
•	Sales of $500.5 million were 11.5% higher than last year (11.9% in constant currency), driven by Commercial Aerospace (up 15.1% in constant currency).
•	Operating income was $89.1 million, 17.8% of sales, as compared to $78.0 million, 17.4% of sales in 2015.
•	Free cash flow for the first nine months of 2016 is a source of $55 million as compared to a use of $85 million for the 2015 period.
•	Mid-point of full year 2016 guidance increased: adjusted diluted EPS of $2.52 to $2.58 (previously was $2.48 to $2.56).

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data, Unaudited)	2016	2015	% Change	2016	2015	% Change

Net Sales	$500.5	$448.8	11.5%	$1,520.8	$1,396.3	8.9%
Net sales change in constant currency			11.9%			9.0%
Operating Income	89.1	78.0	14.2%	273.1	251.2	8.7%
Net Income	68.2	53.5	27.5%	190.3	183.3	3.8%
Diluted net income per common share	$0.72	$0.55	30.9%	$2.01	$1.88	6.9%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$89.1	$78.0	14.2%	$273.1	$251.2	8.7%
As a % of sales	17.8%	17.4%		18.0%	18.0%
Adjusted Net Income (Table C)	61.6	53.5	15.1%	184.0	171.7	7.2%
Adjusted diluted net income per share	$0.65	$0.55	18.2%	$1.94	$1.76	10.2%

STAMFORD, CT. October 19, 2016 – Hexcel Corporation (NYSE: HXL), today reported third quarter results with diluted EPS of $0.72 on net sales of $500.5 million.

Chairman, CEO and President Nick Stanage commented, “This was another strong quarter for Hexcel, with solid execution leading to excellent results. For the quarter, our adjusted diluted EPS of $0.65 was 18% above last year’s $0.55, on a constant currency sales increase of nearly 12%. We delivered a solid gross margin of 28.2% and operating income margin of 18.0% in the first nine months of 2016, and we are particularly pleased with our working capital performance and the resulting impact on our free cash flow. Our free cash flow for the first nine months of 2016 of $55 million is a $140 million improvement over last year.”

Commercial Aerospace sales, which account for 72% of total sales, drove the quarter’s results.  Sales, led by the A350 XWB, were 15.1% higher in constant currency than the third quarter of 2015. Space & Defense sales were 5.4% higher in constant currency than last year. Industrial sales were 3.2% higher in constant currency than last year.

Looking ahead, Mr. Stanage said, “We expect 2016 to be another record year. We have increased our guidance for adjusted diluted EPS to a range of $2.52 to $2.58 (previously was $2.48 to $2.56) on sales of $2.00 to $2.03 billion (previously was $1.99 to $2.05 billion), as we do not expect our fourth quarter to  be quite as strong as the third quarter. Our focus remains on superior execution to prepare for the substantial production ramp up of new programs, led by Commercial Aerospace. We continue to be well aligned with our customers’ needs and are fully prepared to meet the increasing demands for innovative composite products and solutions to support their growth.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $360.6 million increased 14.7% (15.1% in constant currency) for the quarter as compared to the third quarter of 2015. Revenues attributed to new aircraft programs (B787, A350 XWB, A320neo and B737 MAX) increased about 40% versus the same period last year, with A350 XWB shipments leading the growth, as expected. Sales related to Airbus and Boeing legacy aircraft programs were down modestly compared to the third quarter of 2015.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were approximately 20% higher compared to the low third quarter of 2015. Sales for the first nine months of 2016 were just under the comparable period for 2015. Quarterly sales in 2016 have been fairly stable, unlike the lumpiness experienced last year.

Space & Defense

•

Space & Defense sales of $81.5 million increased 5.4% for the quarter as compared to the third quarter of 2015. Rotorcraft sales comprise just over half of Space & Defense sales and were modestly higher than the third quarter of 2015. Space & Defense sales for the first nine months of 2016 were $242.6 million or 4.7% lower in constant currency than the 2015 period, due to an approximate 10% decline in rotorcraft.

Industrial

•

Total Industrial sales of $58.4 million for the third quarter of 2016 were 2.5% higher (3.2% in constant currency) than the third quarter of 2015. Wind energy sales (which account for more than half of the total Industrial sales) were just above last year for both the quarter and the first nine months. Total Industrial sales for the first nine months of 2016 were 9.6% higher in constant currency than the 2015 period, with the growth for the three and nine-month periods coming from the Formax acquisition partially offset by weakness in recreation and other industrial submarkets.

Operations

•

Gross margin for the third quarter was 27.1% compared to 27.7% in the third quarter of 2015, as both periods reflected strong operating performance. Selling, general and administrative expenses were slightly lower than the third quarter of 2015. Research and technology expenses in the third quarter of 2016 of $11.5 million were 8.5% higher than the comparable 2015 period and expenses for the first nine months of 2016 were 4% higher than the comparable period in 2015.

•

Adjusted operating income in the third quarter of 2016 was $89.1 million or 17.8% of sales compared to $78.0 million or 17.4% of sales in 2015. The third quarter and first nine months of 2016 were both favorably impacted from exchange rates by about 20 and 40 basis points, respectively, compared to 2015 periods. For the first nine months of 2016, depreciation and amortization expense was $12.5 million higher than the comparable period for 2015 ($14 million in constant currency).

Cash and other

•

The tax provision for the quarter was $16.1 million, including a net benefit of $6.6 million ($0.07 per diluted share) from the release of reserves for uncertain tax positions. Excluding the $6.6 million benefit, the effective tax rate for the quarter was 27.2% compared to 28.2% in 2015, as both periods primarily benefitted from favorable tax return to provision adjustments. Excluding discrete benefits, the year-to-date tax rate is approximately 30.5%, the rate estimated for full year 2016.

•

Free cash flow for the first nine months of 2016 was a source of $55 million versus a use of $85 million in 2015. Working capital decreased $34 million in the third quarter of 2016 and year-to-date was a use of $38 million as compared to a use of $117 million in the first nine months of 2015. Cash used for capital expenditures was $232 million in the first nine months of 2016 compared to $249 million in the 2015 period. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•	During the quarter, the Company used $30 million to repurchase shares of its common stock and has $119 million remaining under the authorized share repurchase program.
•	As announced today, the Board of Directors declared a $0.11 quarterly dividend. The dividend will be payable to stockholders of record as of November 2, 2016, with payment date of November 9.

2016 Outlook

•	Revised full year sales outlook is narrowed to $2.00-$2.03 billion (previously was $1.99-$2.05 billion).
•	Revised full year adjusted diluted earnings per share is increased to $2.52-$2.58 (previously it was $2.48-$2.56).
•	We expect to be at the higher end of our guidance for both free cash flow of $20-$60 million, and accrual basis capital expenditures of $280-$320 million.

*****

Hexcel will host a conference call at 10:00 a.m. ET, tomorrow, October 20, 2016 to discuss the third quarter results and respond to analyst questions. The telephone number for the conference call is (719) 785-1752 and the confirmation code is 2707579. The call will be simultaneously hosted on Hexcel’s web site at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=irol-investors. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2016 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the likely exit of the U.K. from the European Union, unforeseen vulnerability of our network and systems to interruptions or failures and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes. Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended September 30,	Nine Months Ended September 30,
(In millions, except per share data)	2016	2015	2016	2015
Net sales	$500.5	$448.8	$1,520.8	$1,396.3
Cost of sales	364.8	324.7	1,091.8	991.3

Gross margin	135.7	124.1	429.0	405.0
% Gross margin	27.1%	27.7%	28.2%	29.0%

Selling, general and administrative expenses	35.1	35.5	121.1	120.3
Research and technology expenses	11.5	10.6	34.8	33.5

Operating income	89.1	78.0	273.1	251.2

Interest expense, net	5.5	4.6	16.8	9.0
Non-operating expense (a)	—	—	0.4	—

Income before income taxes and equity in earnings from affiliated companies	83.6	73.4	255.9	242.2
Provision for income taxes	16.1	20.7	67.5	60.6

Income before equity in earnings from affiliated companies	67.5	52.7	188.4	181.6
Equity in earnings from affiliated companies	0.7	0.8	1.9	1.7

Net income	$68.2	$53.5	$190.3	$183.3

Basic net income per common share:	$0.74	$0.56	$2.04	$1.91

Diluted net income per common share:	$0.72	$0.55	$2.01	$1.88

Weighted-average common shares:

Basic	92.7	95.8	93.1	96.2
Diluted	94.1	97.3	94.6	97.7

(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$45.7	$51.8
Accounts receivable, net	254.4	234.0
Inventories	315.1	307.2
Prepaid expenses and other current assets	25.9	40.8
Total current assets	641.1	633.8

Property, plant and equipment	2,341.2	2,099.4
Less accumulated depreciation	(751.5)	(673.8)
Property, plant and equipment, net	1,589.7	1,425.6

Goodwill and other intangible assets, net	73.9	58.9
Investments in affiliated companies	48.3	30.4
Other assets	37.6	38.7
Total assets	$2,390.6	$2,187.4

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$4.7	$—
Accounts payable	149.3	148.9
Accrued liabilities	122.6	143.7
Total current liabilities	276.6	292.6

Long-term debt	670.2	576.5
Other non-current liabilities	184.4	138.7
Total liabilities	1,131.2	1,007.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 106.6 shares issued at September 30, 2016 and 106.0 shares issued at December 31, 2015	1.1	1.1
Additional paid-in capital	735.0	715.8
Retained earnings	1,205.2	1,044.4
Accumulated other comprehensive income	(132.8)	(123.9)
	1,808.5	1,637.4
Less – Treasury stock, at cost, 14.7 and 12.5 shares at September 30, 2016 and December 31, 2015, respectively.	(549.1)	(457.8)
Total stockholders' equity	1,259.4	1,179.6
Total liabilities and stockholders' equity	$2,390.6	$2,187.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended September 30,
(In millions)	2016	2015

Cash flows from operating activities
Net income	$190.3	$183.3

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	69.0	56.5
Amortization of deferred financing costs	1.4	0.8
Deferred income taxes	50.5	39.3
Equity in earnings from affiliated companies	(1.9)	(1.7)
Stock-based compensation expense	13.6	15.2
Excess tax benefits on stock-based compensation	—	(9.2)

Changes in assets and liabilities:
Increase in accounts receivable	(16.8)	(38.9)
Increase in inventories	(5.0)	(46.2)
Increase in prepaid expenses and other current assets	(7.3)	(6.0)
Decrease in accounts payable/accrued liabilities	(9.1)	(26.0)
Other – net	2.1	(2.8)
Net cash provided by operating activities (a)	286.8	164.3

Cash flows from investing activities
Capital expenditures (b)	(231.8)	(249.3)
Acquisition of business and investments and advances to affiliates	(33.6)	—
Net cash used in investing activities	(265.4)	(249.3)

Cash flows from financing activities
Borrowings from senior unsecured credit facility	63.0	—
Borrowings from Euro term loan	27.4	—
Issuance of senior notes	—	300.0
Repayment of senior unsecured credit facility	—	(115.0)
Repayments of other debt, net	(0.4)	(1.2)
Issuance costs related to credit facilities	(1.7)	—
Deferred financing costs and discount related to long-term debt	—	(3.6)
Dividends paid on common stock	(29.7)	(28.9)
Stock repurchases	(84.9)	(100.0)
Activity under stock plans	(1.0)	13.2
Net cash (used for) provided by financing activities	(27.3)	64.5

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(7.2)
Net (decrease) in cash and cash equivalents	(6.1)	(27.7)
Cash and cash equivalents at beginning of period	51.8	70.9
Cash and cash equivalents at end of period	$45.7	$43.2

Supplemental Data:
Free cash flow (a)+(b)	$55.0	$(85.0)
Accrual basis additions to property, plant and equipment	$232.6	$227.8

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2016 and 2015				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2016	2015	B/(W) %	FX Effect (b)	2015	B/(W) %
Commercial Aerospace	$360.6	$314.5	14.7	$(1.3)	$313.2	15.1
Space & Defense	81.5	77.3	5.4	—	77.3	5.4
Industrial	58.4	57.0	2.5	(0.4)	56.6	3.2
Consolidated Total	$500.5	$448.8	11.5	$(1.7)	$447.1	11.9
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	72.0	70.1			70.0
Space & Defense	16.3	17.2			17.3
Industrial	11.7	12.7			12.7
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2016 and 2015				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market	2016	2015	B/(W) %	FX Effect (b)	2015	B/(W) %
Commercial Aerospace	$1,079.4	$959.5	12.5	$(0.7)	$958.8	12.6
Space & Defense	242.6	254.2	(4.6)	0.4	254.6	(4.7)
Industrial	198.8	182.6	8.9	(1.2)	181.4	9.6
Consolidated Total	$1,520.8	$1,396.3	8.9	$(1.5)	$1,394.8	9.0
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	71.0	68.7			68.7
Space & Defense	16.0	18.2			18.3
Industrial	13.0	13.1			13.0
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of our net sales trend, we present constant currency sales, which is a non-GAAP measure. Constant currency sales for the quarter and nine months ended June 30, 2015 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2016 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2016
Net sales to external customers	$398.2	$102.3	$—	$500.5
Intersegment sales	16.2	—	(16.2)	—
Total sales	414.4	102.3	(16.2)	500.5
Operating income (loss)	88.8	12.9	(12.6)	89.1
% Operating margin	21.4%	12.6%		17.8%

Depreciation and amortization	21.7	1.8	—	23.5
Stock-based compensation expense	0.7	0.1	—	0.8
Accrual based additions to capital expenditures	84.4	5.9	0.1	90.4

Third Quarter 2015
Net sales to external customers	$374.4	$101.4	$—	$448.8
Intersegment sales	15.9	—	(15.9)	—
Total sales	363.3	101.4	(15.9)	448.8
Operating income (loss)	74.1	14.2	(10.3)	78.0
% Operating margin	20.4%	14.0%		17.4%

Depreciation and amortization	17.7	1.5	0.1	19.3
Stock-based compensation expense	0.7	0.1	—	0.8
Accrual based additions to capital expenditures	83.1	3.2	—	86.3

First Nine Months 2016
Net sales to external customers	$1,219.3	$301.5	$—	$1,520.8
Intersegment sales	53.2	—	(53.2)	—
Total sales	1,272.5	301.5	(53.2)	1,520.8
Operating income (loss)	281.2	36.8	(44.9)	273.1
% Operating margin	22.1%	12.2%		18.0%

Depreciation and amortization	63.5	5.4	0.1	69.0
Stock-based compensation expense	4.9	0.9	7.8	13.6
Accrual based additions to capital expenditures	221.6	10.9	0.1	232.6

First Nine Months 2015
Net sales to external customers	$1,088.3	$308.0	$—	$1,396.3
Intersegment sales	56.2	0.1	(56.3)	—
Total sales	1,144.5	308.1	(56.3)	1,396.3
Operating income (loss)	254.5	43.3	(46.6)	251.2
% Operating margin	22.2%	14.1%		18.0%

Depreciation and amortization	51.7	4.5	0.3	56.5
Stock-based compensation expense	5.4	0.8	9.0	15.2
Accrual based additions to capital expenditures	216.8	11.0	—	227.8
(a)	We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income				Table C
	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015

GAAP operating income	$89.1	$78.0	$273.1	$251.2
- Stock-based compensation expense	0.8	0.8	13.6	15.2
- Depreciation and amortization	23.5	19.3	69.0	56.5
Non-GAAP EBITDA	$113.4	$98.1	$355.7	$322.9

	Unaudited
	Quarter Ended September 30,
	2016		2015
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$68.2	$ 0.72	$53.5	$ 0.55
- Discrete Tax Benefits (a)	(6.6)	(0.07)	—	—
Adjusted net income	$61.6	$ 0.65	$53.5	$ 0.55
	Unaudited
	Nine Months Ended September 30,
	2016		2015
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$190.3	$ 2.01	$183.3	$ 1.88
- Non-operating expense (net of tax) (b)	0.3	—	—	—
- Discrete Tax Benefits (a)	(6.6)	(0.07)	(11.6)	(0.12)
Adjusted net income	$184.0	$ 1.94	$171.7	$ 1.76
(a)

The 2016 three and nine-month periods and the 2015 nine-month period includes benefits of $6.6 million and $11.6 million, respectively, primarily related to the release of reserves for uncertain tax positions.

(b)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

Management believes that EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2016	2016	2015
Current portion of capital lease	$0.8	$0.8	$—
Euro term loan	3.9	—	—
Total current debt	4.7	0.8	0.0
Non-current portion of capital lease	—	0.2	—
Long-term credit facility	350.0	410.0	280.0
Euro term loan	23.5	—	—
Unsecured bonds, net	296.7	296.6	296.5
Total long-term debt	670.2	706.8	576.5
Total debt	674.9	707.6	576.5
Less: Cash and cash equivalents	(45.7)	(38.9)	(51.8)
Total debt, net of cash	$629.2	$668.7	$524.7